Exhibit 4.24
     RELEASE OF CERTAIN GUARANTORS (this “Release”), dated as of December 31, 2010, by and among CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (the “Issuer”), those Subsidiary Guarantors parties hereto, and U.S. BANK NATIONAL ASSOCIATION, as Trustee under the Indenture (the "Trustee”).
W I T N E S S E T H:
     WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an Indenture, dated as of July 25, 2007, as supplemented by the First Supplemental Indenture, dated as of July 25, 2007, the Second Supplemental Indenture, dated as of December 31, 2007, the Third Supplemental Indenture, dated as of October 10, 2008, the Fourth Supplemental Indenture, dated December 1, 2008, the Fifth Supplemental Indenture, dated February 5, 2009, the Sixth Supplemental Indenture dated March 30, 2008, the Seventh Supplemental Indenture dated June 30, 2009, the Eighth Supplemental Indenture, dated March 30, 2010, and the Ninth Supplemental Indenture, dated October 25, 2010 (the "Indenture”), providing for the issuance of the 8 7/8% Senior Notes due 2015 (the “Securities”);
     WHEREAS, (i) pursuant to Section 9.09(d) of the Amended and Restated Credit Agreement, dated as of July 25, 2007, as amended and restated dated November 5, 2010 (the ‘Credit Agreement”), by and among the Issuer, Community Health Systems, Inc., the lenders that from time to time become parties to the Credit Agreement and Credit Suisse AG, as Administrative Agent and as Collateral Agent, each of the Subsidiary Guarantors listed on the signature pages hereto (the “Syndicated Subsidiary Guarantors”) has been released as a Subsidiary Guarantor under the Credit Agreement; and (ii) the Issuer has delivered an Officer’s Certificate to the Trustee certifying that the Syndicated Subsidiary Guarantors no longer have any Indebtedness outstanding that would require such Syndicated Subsidiary Guarantors to enter into a Guaranty Agreement pursuant to Section 4.12 of the Indenture.
     WHEREAS, pursuant to Section 10.06(4) of the Indenture, a Guarantor will be released from its obligations under the Indenture under the circumstances described in the immediately preceding recital.
     WHEREAS, pursuant to the last sentence of Section 10.06 of the Indenture, the Issuer requests and the Trustee is authorized to execute and deliver this Release evidencing such release pursuant to Section 10.06(4) of the Indenture.
     NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, those Subsidiary Guarantors parties hereto and the Trustee mutually covenant and agree as follows:
     SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.
     SECTION 2. Subsidiary Guarantors. Effective from and after the consummation of the Syndication, each of the Released Subsidiary Guarantors is hereby irrevocably released and discharged from its obligations under Article 10 of the Indenture, any Guaranty Agreement to which it may be party or any obligations with respect to the Securities.
     SECTION 3. Ratification of Indenture; Release Part of Indenture. Except as expressly modified hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Release shall form a part of the Indenture for all purposes, shall inure to the benefit of the Issuer, each of the Released Subsidiary Guarantors, the Trustee and every Holder of Securities heretofore or hereafter authenticated and the Issuer, each of the Released Subsidiary Guarantors, the Trustee and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

     SECTION 4. Governing Law. THIS RELEASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 5. Trustee Makes No Representation. The Trustee makes no representation as to the accuracy or correctness of the recitals of this Release.
     SECTION 6. Counterparts. The parties may sign any number of copies of this Release. Each signed copy shall be an original, but all of them together represent the same agreement.
     SECTION 7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Release.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Release to be duly executed as of this 31st day of December, 2010.

CHS/Community Health Systems, Inc., a Delaware corporation
By:	/s/ Rachel A. Seifert
Rachel A. Seifert
Executive Vice President, Secretary & General Counsel

Released Subsidiary Guarantors:

Arizona DH, LLC
BH Trans Company, LLC
Forrest City Clinic Company, LLC
QHG of Barberton, Inc.
Russell County Medical Center, Inc.
Triad-Denton Hospital GP, LLC
Triad-Denton Hospital, L.P.

By:	/s/ James W. Doucette
	Name:	James W. Doucette
	Title:	Vice President and Treasurer

U.S. Bank National Association, as Trustee
By:	/s/ Wally Jones
Wally Jones
Vice President